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Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
METROMEDIA INTERNATIONAL GROUP, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

        The undersigned, Silvia Kessel and Arnold L. Wadler, Senior Vice President and Secretary, respectively, of Metromedia International Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

        1.     The name of the corporation is Metromedia International Group, Inc.

        2.     This Certificate of Amendment to the Restated Certificate of Incorporation amends the Restated Certificate of Incorporation of the Corporation to increase the authorized number of shares of the Corporation's Common Stock, par value $1.00 per share (the "Common Stock").

        3.     The Restated Certificate of Incorporation of the Corporation is hereby amended by replacing the first sentence of Article Fourth thereof in its entirety and by substituting in its place the following:

          "The total number of shares of stock which the Corporation shall have authority to issue is 470,000,000, divided as follows: 70,000,000 shares of Preferred Stock, of the par value of $1.00 per share (the "Preferred Stock"), and 400,000,000 shares of Common Stock, of the par value of $1.00 per share (the "Common Stock")."

        4.     The Board of Directors of the Corporation duly adopted resolutions pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL") proposing that this Certificate of Amendment to the Restated Certificate of Incorporation be approved and declaring the adoption of this Amendment to the Restated Certificate of Incorporation to be advisable, and the stockholders of the Corporation duly approved this Certificate of Amendment to the Restated Certificate of Incorporation in accordance with Sections 211 and 242 of the DGCL. Dated and attested to as of                        , 1996.

METROMEDIA INTERNATIONAL GROUP INC.
By:
Name: Silvia Kessel Title: Senior Vice President

Attest:

Name: Arnold L. Wadler Title: Secretary

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  Exhibit 3.2